Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

US-DADI Fertilizer Industry International, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated April 17, 2014, with respect to the financial statements of  US-DADI Fertilizer Industry International, Inc. in its registration statement Form S-1/A relating to the registration of 19,500,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

St. Louis Park, MN

April 23, 2014

1660 Highway 100 South

Suite 500

St. Louis Park, MN  55416

630.277.2330